For Immediate Release	Contacts:	Richard W. Pehlke
Hudson Highland Group
312-795-4228
rich.pehlke@hhgroup.com
John D. Lovallo
Ogilvy Public Relations Worldwide
212-880-5216
john.lovallo@ogilvypr.com

Hudson Highland Group Announces Fourth Quarter 2003 Charge

Fourth Quarter 2003 Financial Results Will Be Released on February 5, 2004

NEW YORK, NY – January 15, 2004 – Hudson Highland Group, Inc. (NASDAQ: HHGP), one of the world’s leading professional staffing, retained executive search and human capital solution providers, today announced that financial results for the fourth quarter ended December 31, 2003, will include approximately $22 million of expenses related to exiting unprofitable locations and bringing its workforce in line with business and market conditions. These steps, outlined in the company’s third quarter conference call, relate to both the company’s staffing and executive search operations.

Richard W. Pehlke, Executive Vice President and Chief Financial Officer of Hudson Highland Group, commented, “These fourth quarter actions complete a year of significant progress in creating a more efficient and productive global business operation. Moving forward, we are focused on building a profitable company that remains committed to being a global leader in delivering staffing, search and human capital solutions.”

Hudson Highland Group also announced that it has amended its credit facility agreement with Wells Fargo Foothill, Inc. The amendment allows the company to remain in compliance as it recognizes the charges in the fourth quarter.

Hudson Highland Group’s fourth quarter 2003 financial results will be released before the market opens on February 5, 2004. The financial results announcement will be followed by a conference call (with simultaneous webcast) for investors. Investors wishing to participate can join the conference call by dialing 1-800-374-1532 followed by the participant passcode 5002963 at 10:20 AM ET. For those outside the United States, please call in on 1-706-634-5594 followed by the participant passcode 5002963. Hudson Highland Group’s quarterly conference call can also be accessed online through Yahoo! Finance at www.yahoo.com and the investor information section of the company’s website at www.hhgroup.com.

Hudson Highland Group
Hudson Highland Group, Inc. offers a full suite of specialized professional staffing, retained executive search and human capital solutions worldwide. The company employs approximately 4,000 employees serving clients in 24 countries. More information about Hudson Highland Group is available at www.hhgroup.com.

Special Note: Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company’s strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward- looking statements, including economic and other conditions in the markets in which we operate, risks associated with acquisitions, competition, seasonality and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.